Exhibit 99.1

Media Contacts:

Marne Oberg

Analysts International Corporation

(952) 838-2867

Analysts International Corporation Reports Fourth Quarter and Fiscal Year 2008
Financial Results

Margins Improve as Strategic Initiatives Aim to Address Challenging Economic Conditions

MINNEAPOLIS, MN — February 25, 2009 — Analysts International Corporation (NASDAQ: ANLY) today announced results for the fourth quarter and fiscal year ended January 3, 2009. The Company reported revenue of $56.8 million for the fourth quarter of 2008 compared to $87.8 million for the fourth quarter of 2007. The Company reported a net loss of $7.6 million, or $0.30 per share, for the fourth quarter of 2008, compared to a net loss of $13.0 million, or $0.52 per share, for the fourth quarter of 2007. The fourth quarter 2008 loss included a non-cash charge of $6.3 million to write-off goodwill due to the deteriorating economic environment and the decline in the Company’s stock price and a $0.2 million charge for restructuring, severance and other consulting costs, or $0.26 per share. The fourth quarter 2007 loss included special charges of $13.5 million or $0.54 per share. Excluding these special charges, the Company’s net loss was $1.1 million in the fourth quarter of 2008, or $0.04 per share, compared to net earnings of $0.5 million in the fourth quarter of 2007, or $0.02 per share.

For fiscal year 2008, the Company reported revenue of $284.2 million compared to $359.7 million in fiscal year 2007. The net loss for fiscal year 2008 was $10.1 million, or $0.41 per share, compared to a net loss of $16.2 million, or $0.65 per share, for the comparable period a year ago. The fiscal year 2008 loss included a non-cash charge of $6.3 million to write-off goodwill and a $3.3 million charge for restructuring, severance and other consulting costs, or $0.38 per share. The fiscal year 2007 loss included special charges of $15.4 million or $0.62 per share.  Excluding these special charges, the Company’s net loss was $0.6 million in fiscal year 2008, or $0.02 per share, compared to a net loss of $0.8 million in the fiscal year 2007, or $0.03 per share.

“2008 represented the first year of AIC’s business transformation. As such, we made solid progress on our plan to transform AIC into a value-driven, higher margin IT services company. While the challenging economic environment has slowed our ability to realize the benefits of our transformation, we remain firmly committed to realizing that vision today,” said Elmer Baldwin, President and CEO. “Our objective for 2009 is to continue to focus our business, reduce expenses and drive growth in our higher-margin services business by delivering value and exceeding clients’ expectations each and every day.”

“During these challenging economic times, we will continue to aggressively manage our cost structure and execute on our strategic plan of exiting lower-margin and non-core lines of business while investing in those areas that we believe are critical to the needs of our clients,” said Randy Strobel, Chief Financial Officer. “In 2008, we made substantial progress in aligning the cost structure to the requirements of the business and investing in service offerings where we believe we have the potential to be successful in the marketplace. The cost reduction initiatives and strategic decisions we made in 2008 have positioned us well to continue our business transformation plan in 2009.”

2008 Fourth Quarter and Fiscal Year Review

The decrease in revenue in the fourth quarter and fiscal year 2008 compared to the fourth quarter and fiscal year 2007, is a result of the negative impact the economic environment has had on the demand for IT professional services, staffing and products and the Company’s planned exit from non-core and low-margin lines of business. Early in the third quarter of 2008, the Company sold Symmetry Workforce Solutions, its managed services business, to Comsys and discontinued its staffing relationship with one of its large accounts. Together, business through Symmetry and the large staffing account represented approximately $15 million in quarterly revenue and $60 million in annual revenue.

Gross margins were $11.0 million, or 19.3 percent of revenue, for the fourth quarter of 2008, compared to $15.2 million, or 17.3 percent of revenue, in the fourth quarter of 2007. Gross margins were $50.3 million, or 17.7 percent of revenue, for fiscal year 2008, compared to $58.0 million, or 16.1 percent of revenue, for fiscal year 2007.  The increase in gross margins as a percent of revenue reflects the impact of implementing the Company’s strategy of exiting low margin lines of business and accounts and the reduction in lower margin product sales.

Selling, administrative and other general expenses declined by $3.2 million in the fourth quarter of 2008, when compared to the fourth quarter of 2007, and by $8.3 million for fiscal year 2008, when compared to the comparable period of 2007. This is largely a result of the Company reducing its operating costs as part of the business transformation plan that was announced in early 2008.

The Company generated cash from operations of $4.1 million in the fourth quarter of 2008 compared to $7.6 million in the fourth quarter of 2007. The Company generated cash from operations of $5.4 million for fiscal year 2008 compared to $2.5 million in fiscal year 2007. As of January 3, 2009, the Company had a cash balance of $2.3 million and no borrowings from its $45 million credit facility.

Fourth Quarter and Fiscal Year 2008 Conference Call

Analysts will host a conference call on Thursday, February 26 at 9:00 a.m. CT to discuss fourth quarter and fiscal year 2008 financial results. Participants may access the call by dialing 1-877-857-6161, or 1-719-325-4765 for international participants, and asking for the Analysts International conference call. Live audio of the conference may also be accessed via the Internet at www.analysts.com, where it will be archived. Interested parties can also hear a replay of the call from 12:00 p.m. CT on February 26, 2009, to 10:59 p.m. CT on March 5, 2009, by calling 1-866-245-6755, or 1-416-915-1035 for international callers, and using access code 908927.

About Analysts International Corporation

Analysts International Corporation (NASDAQ: ANLY) is an information technology services company that’s focused on providing configured solutions for its clients. We proudly serve a broad portfolio of clients throughout the United States with technology staffing, collaboration solutions, infrastructure solutions, project and application solutions and managed services offerings. For more information, visit us online at www.analysts.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Statements made in this press release or during the conference call referred to herein by the Company, its CEO Elmer Baldwin, or its CFO Randy Strobel, regarding, for instance: (i) the Company’s commitment to executing its business transformation plan; (ii) the Company’s intention to reduce expenses and exit lower margin and non-core lines of business; and (iii) management’s beliefs with respect to the impact of cost reduction initiatives and strategic decisions made in 2008, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed, which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements expressing the intent, belief or current expectations of the Company and members of our management team and involve certain risks and uncertainties, including (i) the risk that management may not fully or successfully implement its business transformation plan; (ii) the risk that the Company will not be able to successfully reduce costs or exit non-core or less desirable areas of the business in a timely manner or on favorable terms; (iii) prevailing market conditions in the IT services industry, including intense competition for billable technical personnel at competitive rates and strong pricing pressures from many of our largest clients and difficulty in identifying, attracting and retaining qualified billable technical personnel; (iv) potentially incorrect assumptions by management with respect to the downturn in the economy or the impact of prior cost reduction initiatives and strategic decisions; and (v) other economic, business, market, financial, competitive and/or regulatory factors affecting the Company’s business generally, including those set forth in the Company’s filings with the SEC. You are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release and conference call.

(Financials follow)

Analysts International Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	Jan. 3, 2009	Dec. 29, 2007	Jan. 3, 2009	Dec. 29, 2007
Professional services revenue:
Provided directly	$47,474	$60,097	$216,492	$243,372
Provided through subsuppliers	1,457	13,688	32,674	58,339
Product sales	7,862	13,984	35,037	57,959
Total revenue	56,793	87,769	284,203	359,670

Cost of goods and services sold:
Cost of services provided directly	37,470	47,925	170,745	194,297
Cost of services provided through subsuppliers	1,394	13,108	31,494	55,989
Cost of product sales	6,971	11,554	31,653	51,338
Total cost of goods and services sold	45,835	72,587	233,892	301,624

Gross margin	10,958	15,182	50,311	58,046

Expenses:
Selling, administrative and other operating costs	11,678	14,869	50,087	58,347
Restructuring, severance and other related costs	202	1,845	2,861	3,604
Amortization of intangible assets	234	266	1,027	1,065
Impairment of intangible assets	—	3,049	—	3,049
Goodwill impairment	6,299	5,500	6,299	5,500

Operating loss	(7,455)	(10,347)	(9,963)	(13,519)

Non-operating income	24	46	121	297
Interest expense	(13)	(141)	(156)	(384)

Loss before income taxes	(7,444)	(10,442)	(9,998)	(13,606)

Income tax expense	121	2,572	136	2,606

Net loss	$(7,565)	$(13,014)	$(10,134)	$(16,212)

Per common share:
Basic loss	$(0.30)	$(0.52)	$(0.41)	$(0.65)
Diluted loss	$(0.30)	$(0.52)	$(0.41)	$(0.65)

Average common shares outstanding	24,913	24,896	24,913	24,908
Average common and common equivalent shares outstanding	24,913	24,896	24,913	24,908

Analysts International Corporation

Condensed Consolidated Balance Sheets

(in thousands)

	January 3, 2009	December 29, 2007

Assets

Current assets:
Cash and cash equivalents	$2,288	$91
Accounts receivable, less allowance for doubtful accounts	40,814	66,074
Other current assets	1,521	2,101
Total current assets	44,623	68,266

Property and equipment, net	3,081	2,711
Other assets, net	6,550	14,294
Total assets	$54,254	$85,271

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$15,581	$27,780
Salaries and vacations	2,648	6,885
Line of credit	—	1,587
Deferred revenue	1,473	1,943
Restructuring accrual, current portion	184	1,900
Health care reserves and other amounts	1,684	1,516
Deferred compensation	217	1,868
Total current liabilities	21,787	43,479

Non-current liabilities:
Deferred compensation	1,068	927
Restructuring accrual	65	138
Other long-term liabilities	939	692
Shareholders’ equity	30,395	40,035
Total liabilities and shareholders’ equity	$54,254	$85,271

Analysts International Corporation

Reconciliation of non-GAAP Financial Measures

(in thousands)

	Three Months Ended		Twelve Months Ended
	Jan. 3, 2009	Dec. 29, 2007	Jan. 3, 2009	Dec. 29, 2007
Net loss as reported	$(7,565)	$(13,014)	$(10,134)	$(16,212)
Plus:
Goodwill impairment	6,299	5,500	6,299	5,500
Restructuring, severance and other related costs	202	1,845	2,861	3,604
Impairment of intangibles and other long-lived assets	—	3,049	—	3,049
Deferred tax asset valuation allowance adjustment	—	2,596	—	2,596
Return of common stock	—	—	—	(198)
Other asset impairments and consulting related costs	—	477	421	886
(Loss) income before special charges	(1,064)	453	(553)	(775)

Stock based compensation expense	105	97	494	902
Depreciation	409	416	1,592	1,699
Amortization	234	266	1,027	1,065
Non-operating (income) expense	(11)	95	35	285
Income tax expense (benefit)	121	(24)	136	10

Adjusted EBITDA*	$(206)	$1,303	$2,731	$3,186

* Non-GAAP Financial Information

In evaluating the Company’s business, the Company’s management considers and uses Adjusted EBITDA as a supplemental measure of operating performance. Adjusted EBITDA refers to a financial measure that the Company defines as net income (loss) excluding interest, taxes, depreciation, amortization, share-based compensation, special charges and other gains and losses that are not related to the Company’s operations. This measure is an essential component of the Company’s internal planning process because it facilitates period-to-period comparisons of the Company’s operating performance by eliminating potential differences in net income (loss) caused by the existence and timing of certain non-cash items, special charges and other gains and losses. This measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The non-GAAP financial measure included in this press release has been reconciled to the nearest GAAP measure.

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